Exhibit 99.1

Next Inc. Closes New $8 Million Line of Credit Facility

Monday April 19, 10:19 am ET

Increases Company’s Borrowing Capacity and Lowers Operating Costs

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—April 19, 2004—Next Inc. (OTCBB:NXTI - News) an emerging leader in the sportswear and promotional products industry today announced it closed on an $8 million line of credit facility with National City Bank of Indiana, a division of National City Corporation (NYSE:NCC - News).

The loan will replace the company’s existing credit facility with LaSalle Business Credit LLC. and is collateralized by inventory, receivables and the limited personal guarantee of the President of Next Inc.

Mr. Charles L. Thompson, the Company’s CFO stated, “The new credit facility with National City will enable Next to continue its strong growth, accommodate future acquisitions and provide the Company with a stable financing environment.” Mr. Thompson further stated, “The National City team was instrumental in helping the Company structure its enhanced credit facility resulting in an increase in borrowing capacity in addition to lower interest rates and fees. We welcome our new financial partners and look forward to a very long and beneficial relationship with National City.”

Mr. Bill Hensley, the Company’s CEO stated, “Next’s production facility is located in Wabash, Indiana and National City’s Indianapolis bank offers strong support of businesses located in the state. National City’s management personnel have taken an in-depth look at our business plan and have an excellent working relationship with senior management. This new relationship is another positive step in our continuing commitment to building long term shareholder value for our investors and employees.”

Mr. Douglas Allen, SVP, for National City’s Corporate Banking Division stated “We are proud to have the Company as a customer and have confidence in the management team to grow and expand their business.”

About Next Inc. http://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company’s own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company’s most popular licensed products is marketed. The most significant are, www.campustraditionsusa.com, www.rpmsportsusa.com, www.americanbiker.net and www.americanwildlifeusa.com

National City Corporation (NYSE:NCC - News), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company’s Web site at NationalCity.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.